Filed pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED JUNE 10, 2009 TO PROSPECTUS DATED FEBRUARY 17, 2009

MAY 2009 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	May 2009	Year to Date	05/31/09	05/31/09

Series A-1	9.24%	4.85%	$1,156,596	$964.06
Series A-2	9.43%	9.43%	$50,336	$1,006.17
Series B-1	5.15%	−2.79%	$1,404,045	$893.82
Series B-2	5.33%	−2.47%	$1,194,439	896.82

*	All performance is reported net of fees and expenses

Fund results for May 2009:

World bond markets traded dramatically lower in May as burgeoning budget deficits led to heavy bond issuance, foreshadowing long-term inflation. U.S. 30-year bond futures, German Bund futures, and Japanese 10-year bond futures traded to their lowest levels since November 2008. Lackluster interest during long-term treasury auctions ignited the rally, leading to higher yields amid speculation that the U.S. may eventually lose its coveted AAA debt rating. U.S. equities rallied and bonds sold off as economic reports showed a slowing pace of job losses while consumer confidence jumped by the most in 6 years. In Europe, the European Community Bank cut interest rates to a record low 1% following benign inflation readings. The Japanese economy shrank at a record 15.2% annualized rate last quarter, however bonds finished the month on the downside as industrial production rose the most in 56 years. The Fund’s long positions in the bonds sector resulted in losses.

Risk appetite continued to improve in May, resulting in a 6.2% loss for the U.S. dollar index as emerging market strength contributed to a steep selloff in U.S. treasuries. The Brazilian Real surged another 10% against the U.S. dollar as the country posted its first current account surplus in 19 months. The Hungarian forint (+7.7%), Czech koruna (+5.5%), and Polish zloty (+4.2%) added to April’s gains despite domestic challenges ranging from unemployment to fears of an increase in non-performing loans. The Indian rupee added 5.9% as investors responded positively to the Congress party election win. Asian region currencies, from New Zealand (+13.2%) to Singapore (+2.1%) and Taiwan (+1.3%) continued to trend higher as well. The Australian dollar (+10.3%) and Canadian dollar (+8.5%) rallied as commodity strength augmented a sound financial position. The Fund’s long positions in the U.S. dollar produced losses.

Crude prices posted significant gains in May as the U.S. economy showed some signs that the worst of the recession may be over. Job losses in the U.S. slowed slightly early in the month and strong consumer confidence boosted economic sentiment later in the month. On the supply side, it appears that the OPEC production cuts of the last six months are starting to have an impact on price. Despite crude demand falling more than 7.5% from last year, inventories declined, leading to a 24.8% gain for July crude futures. Natural gas rose steadily with the rest of the energy complex in early May, however mild weather began to exert pressure on values by the end of the month. The resulting lack of cooling demand led supplies 21.6% higher than the 5-year moving average and produced a relatively benign 8.6% gain for July natural gas futures. The Fund’s short positions in this sector incurred relatively large losses.

August gold futures rallied steadily throughout the month of May, finishing 9.6% higher at $980. Dollar weakness buoyed gold as ongoing heavy borrowing by the U.S. Treasury bolstered longer-term inflation fears. Indeed, investor concerns heightened that the U.S. may lose its AAA rating after Standard and Poor’s cut their U.K. rate outlook to negative amid a soaring debt load. The Fund’s long gold position produced substantial gains.

Other market sectors did not reveal significant trends and did not have a significant influence on this month’s overall positive performance.

For the month of May 2009, Series A gained 9.24% and Series B gained 5.23%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. -- SERIES A-1 MAY 2009 ACCOUNT STATEMENT (Prepared from Books without Audit for the Month ended May 31, 2009)
SUPERFUND GOLD, L.P. -- SERIES A-2 MAY 2009 ACCOUNT STATEMENT (Prepared from Books without Audit for the Month ended May 31, 2009)
SUPERFUND GOLD, L.P. -- SERIES B-1 MAY 2009 ACCOUNT STATEMENT (Prepared from Books without Audit for the Month ended May 31, 2009)
SUPERFUND GOLD, L.P. -- SERIES B-2 MAY 2009 ACCOUNT STATEMENT (Prepared from Books without Audit for the Month ended April 30, 2009)

SUPERFUND GOLD, L.P. — SERIES A-1
MAY 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2009)

STATEMENT OF INCOME

May 2009

Investment income, interest	$86

Expenses
Management fee	2,178
Ongoing offering expenses	—
Operating expenses	727
Selling Commissions	1,935
Other expenses	2
Incentive fee	—
Brokerage commissions	554

Total expenses	5,396

Net investment gain (loss)	(5,310)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	33,611
Net change in unrealized appreciation (depreciation) on futures and forward contracts	69,554

Net gain(loss) on investments	103,165

Net increase (decrease) in net assets from operations	$97,855

STATEMENT OF CHANGES IN NET ASSET VALUE

May 2009

Net assets, beginning of period	$1,007,741

Net increase (decrease) in net assets from operations	97,855
Capital share transactions
Issuance of shares	51,000
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	51,000
Net increase(decrease) in net assets	148,855

Net assets, end of period	$1,156,596

NAV Per Unit, end of period	$964,06

SUPERFUND GOLD, L.P. — SERIES A-2
MAY 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2009)

STATEMENT OF INCOME

May 2009

Investment income, interest	$4

Expenses
Management fee	95
Ongoing offering expenses	—
Operating expenses	31
Selling Commissions	—
Other expenses	1
Incentive fee	—
Brokerage commissions	23

Total expenses	150

Net investment gain (loss)	(146)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	1,460
Net change in unrealized appreciation (depreciation) on futures and forward contracts	3,022

Net gain(loss) on investments	4,482

Net increase (decrease) in net assets from operations	$4,336

STATEMENT OF CHANGES IN NET ASSET VALUE

May 2009

Net assets, beginning of period	$—

Net increase (decrease) in net assets from operations	4,336
Capital share transactions
Issuance of shares	46,000
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	46,000
Net increase(decrease) in net assets	50,336

Net assets, end of period	$50,336

NAV Per Unit, end of period	$1,006.17

SUPERFUND GOLD, L.P. — SERIES B-1
MAY 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2009)

STATEMENT OF INCOME

May 2009

Investment income, interest	$87

Expenses
Management fee	2,643
Ongoing offering expenses	—
Operating expenses	881
Selling Commissions	2,350
Other expenses	37
Incentive fee	—
Brokerage commissions	1,826

Total expenses	7,737

Net investment gain(loss)	(7,650)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(28,662)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	105,119

Net gain(loss) on investments	76,457

Net increase (decrease) in net assets from operations	$68,807

STATEMENT OF CHANGE IN NET ASSET VALUE

May 2009

Net assets, beginning of period	$1,049,238

Net increase (decrease) in net assets from operations	68,807
Capital share transactions
Issuance of shares	286,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	286,000
Net increase(decrease) in net assets	354,807

Net assets, end of period	$1,404,045

NAV Per Unit, end of period	$893.82

SUPERFUND GOLD, L.P. — SERIES B-2
MAY 2009 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2009)

STATEMENT OF INCOME

May 2009

Investment income, interest	$74

Expenses
Management fee	2,246
Ongoing offering expenses	—
Operating expenses	748
Selling Commissions	—
Other expenses	31
Incentive fee	—
Brokerage commissions	1,551

Total expenses	4,576

Net investment gain(loss)	(4,502)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(24,342)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	89,278

Net gain(loss) on investments	64,936

Net increase (decrease) in net assets from operations	$60,434

STATEMENT OF CHANGE IN NET ASSET VALUE

May 2009

Net assets, beginning of period	$944,505

Net increase (decrease) in net assets from operations	60,434
Capital share transactions
Issuance of shares	189,500
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	189,500
Net increase(decrease) in net assets	249,934

Net assets, end of period	$1,194,439

NAV Per Unit, end of period	$896.82

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.